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                                  Exhibit 23.1

                              ACCOUNTANTS' CONSENT


The Board of Directors
Norske Skog Canada Limited

We consent to the use of our report dated January 20, 2004, except as to notes 23 and 24 which are as of March 23, 2004, with respect to the consolidated balance sheets of Norske Skog Canada Limited as at December 31, 2003 and 2002 and the consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2003 included in this registration statement on Form F-4 and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG LLP

Chartered Accountants

Vancouver, Canada
April 16, 2004